Exhibit 99

February 27, 2003

At the recent Board of Directors meeting, the Board reviewed the various factors that affect the price of the Company’s Common Stock and determined that the fair value price per share effective February 26th, 2003 would be $10.16 (which is equivalent to net book value at December 31, 2002, the date of our latest financial statements).

The Board also resolved to seek approval from the Bermuda reinsurance regulators to permit the payment of a distribution to shareowners during 2003.

A discussion of our operating results and the factors that will affect the amount and timing of future distributions will be included in our Annual Report to Shareowners for the year ended December 31, 2002. The Annual Report will be available on our website on or about March 14, 2003 and distributed to our shareowners shortly thereafter.